Delisting Determination, The Nasdaq Stock Market, LLC, October 15, 2024. BurgerFi International Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of BurgerFi International Inc., effective at the opening of the trading session on October 25, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), and IM-5101-1.
The Company was notified of the Staff determination on September 12, 2024. The Company did not appeal the Staff determination to the Hearings Panel. The Company securities were suspended on September
23, 2024. The Staff determination to delist the Company securities became final on September 23, 2024.